Prospectus Supplement to	Filed Pursuant to Rule 424(b)(7)
Prospectus dated November 21, 2018	Registration No. 333-228517

1,420,807 Shares

PJT Partners Inc.

Class A common stock

This prospectus supplement supplements information contained in the prospectus dated November 21, 2018 covering the resale of 1,420,807 shares of our Class A common stock by selling securityholders as described therein. This prospectus supplement is not complete without, and may not be delivered or incorporated by reference into the prospectus and should be read in conjunction with the prospectus.

The selling securityholders may offer and sell shares of our Class A common stock to or through one or more underwriters, dealers and agents or directly to purchasers, on a continuous or delayed basis. We will not receive any proceeds from the sale of our Class A common stock by the selling securityholders.

Investing in our Class A common stock involves risks. See “Risk Factors” on page 4 of the prospectus dated November 21, 2018.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 1, 2019.

SELLING SECURITYHOLDERS

Effective as of December 26, 2018, CC CVP Partners Holdings transferred their shares of Class A common stock to Corsair IV Financial Services Capital Partners, L.P. and Corsair IV Financial Services Capital Partners – B, L.P.

CamberView Management Holdings II, LLC has been dissolved and Keith Craig is now the direct holder of the applicable shares of Class A common stock.

The purpose of this prospectus supplement is to amend the Selling Securityholders table in order to reflect these changes. Accordingly, this prospectus supplement amends the Selling Securityholders table beginning on page 6 in the prospectus dated November 21, 2018 by (i) deleting the CC CVP Partners Holdings, L.L.C. line and replacing it with the lines set forth below for Corsair IV Financial Services Capital Partners, L.P. and Corsair IV Financial Services Capital Partners – B, L.P. and (ii) deleting the CamberView Management Holdings II, LLC line and replacing it with the line set forth below for Keith Craig. Other than as set forth above, the Selling Securityholders table in the Prospectus dated November 21, 2018 remains unchanged.

We received this information from the selling securityholders. In addition, the selling securityholders identified below may have acquired, sold, transferred or otherwise disposed of all or a portion of their securities since the date on which they provided the information regarding their securities.

	Shares of Class A Common Stock
Name of Selling Securityholders	Number Beneficially Owned prior to any Offering	Percentage of Class Beneficially Owned prior to any Offering(1)	Maximum Offered Pursuant to this Prospectus	Beneficially Owned upon Completion of this Offering	Percentage of Class Beneficially Owned upon Completion of this Offering
Corsair IV Financial Services Capital Partners, L.P.(2)	1,181,864	5.8%	1,181,864	—	—%
Corsair IV Financial Services Capital Partners—B, L.P. (2)	129,861	5.8%	129,861	—	—%
Keith Craig(3)	1,266	*	1,266	—	—%

*	Represents beneficial ownership of less than 1% of our outstanding Class A common stock.
(1)	The percentage of securities owned prior to completion of any offering is based on 22,586,787 shares of Class A common stock and 38,679,907 Partnership Units outstanding as of January 28, 2019.
(2)

The 1,311,725 shares of Class A common stock formerly held by CC CVP Partners Holdings, L.L.C. were transferred to two limited partnerships: (i) Corsair IV Financial Services Capital Partners L.P. and (ii) Corsair IV Financial Services Capital Partners—B, L.P. The address of each Corsair entity listed in this note is c/o Corsair Capital LLC, 717 Fifth Avenue, 24th Floor, New York, New York 10022.

(3)	The address of Mr. Craig is c/o CC CVP Partners Holdings, L.L.C., 717 Fifth Avenue, 24th Floor, New York, New York 10022.